Exhibit 23.1

Consent of Independent Registered Public Accounting Firm
We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-275457 and 333-280287) and Form S-8 (Nos. 333-267966, 333-279254 and 333-286290) of P3 Health Partners Inc. (the Company) of our report dated March 26, 2026, relating to the consolidated financial statements, which appears in this Annual Report on Form 10-K. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.
/s/ BDO USA, P.C.
Las Vegas, Nevada
March 26, 2026